Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2026 with respect to the consolidated financial statements of Trinity Biotech plc included in the Annual Report on Form 20-F for the year ended December 31, 2025 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON

Dublin, Ireland

June 4, 2026